Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Post-Effective Amendment No. 1 to Registration Statement on Form S-8 No. 333-238918 pertaining to the 2020 Omnibus Incentive Plan of International General Insurance Holdings Ltd., (the “Registrant”), the Registrant’s IGI (Global) Stock Purchase Plan and the Registrant’s IGI (UK) Stock Purchase Plan of our report dated April 8, 2024 with respect to the consolidated financial statements of the Registrant for the year ended December 31, 2023, which is included in its Annual Report on Form 20-F, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

London, United Kingdom
August 9, 2024